EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-143267 on Form S-8 of our reports dated April 23, 2012, relating to the consolidated financial statements and financial statement schedule of Acorn International, Inc. and its subsidiaries and variable interest entities (collectively the “Company”), and the effectiveness of the Company’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
April 23, 2012